Exhibit 99.1

THT HEAT TRANSFER TECHNOLOGY, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

Sales revenue rose 43.9% year-over-year in fourth quarter 2012, exceeding guidance

SIPING, CHINA — April 1, 2013 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter 2012 (Unaudited) Financial Highlights

  Sales revenue increased by 43.9% year-over-year to US$27.6 million, exceeding the Company’s previously stated guidance of US$11 million to US$13 million.
  Gross profit decreased by 18.1% year-over-year to US$7.0 million.
  Gross margin for the fourth quarter 2012 was 25.5%, compared to 44.8% for the fourth quarter 2011.
  Operating income decreased by 35.1% year-over-year to US$1.8 million.
  Net income attributable to common stockholders decreased by 63.4% year-over-year to US$0.7 million.

Fiscal Year 2012 (Audited) Financial Highlights

  Sales revenue increased by 8.7% year-over-year to US$62.8 million.
  Gross profit decreased by 14.2% year-over-year to US$21.7 million.
  Operating income decreased by 43.1% year-over-year to US$5.3 million.
  Net income attributable to common stockholders decreased by 60.0% year-over-year to US$3.2 million.
  Basic and fully diluted net income per share was US$0.15 for 2012, compared with net income per share of US$0.39 for 2011.

Chairman and Chief Executive Officer Guohong Zhao commented, “We are pleased to report significant revenue growth in the fourth quarter 2012 exceeding our guidance, mainly driven by the delivery of a backlog of orders from previous quarters. In addition, sales revenue from heat exchange units increased over 182% as a result of China’s rapid urbanization. Despite the increase in the fourth quarter sales, we continued to face a challenging operating environment in the face of macroeconomic headwinds and competitive pressure, which coupled with increased labor and raw materials costs, resulted in a decline in our gross margin for the fourth quarter.

“Looking to the year ahead, we expect to face continuing macroeconomic and industry specific headwinds, namely increasing competition and further margin pressure as labor and raw materials costs are forecasted to remain high. Nevertheless, we expect that sales from heat exchange units will continue to benefit from ongoing development and urbanization in China, providing stability and growth prospects in certain end markets. In order to maximize our growth prospects in the year ahead, we will complement our sales efforts in key end markets with an increased focus on expanding sales of replacement parts and repair services. Having completed over 3,000 installation projects in recent years, we are now in a phase that many of these installations are gradually approaching the end of their product lifecycles, requiring replacement parts and repair services which we believe will create new revenue streams for the Company. In addition, we will continue to invest in research and development to improve and further diversify our product portfolios and support the long-term growth prospects for the Company.”

Fiscal Year 2012 Audited Financial Results

Revenue
Sales revenue for the fiscal year 2012 was US$62.8 million, an 8.7% increase from US$57.7 million in 2011, primarily attributable to increased demand of heat exchange units in response to rapid urbanization in China. Sales volume of heat exchange products amounted to 3,726 units, a decrease of 407 units from 4,133 units in 2011. Such decrease was mainly due to decreased sales from plate heat exchangers (PHEs) and air-cooled heat exchangers.

For the fiscal year 2012, sales revenue from heat exchange units increased US$12.2 million, or 98.7% year-over-year, to US$24.6 million. Sales revenue from PHEs decreased 18.9% year-over-year to US$24.2 million from US$29.9 million in 2011. Sales revenue from air-cooled heat exchangers decreased 50.1% year-over-year to US$1.7 million from US$3.5 million in 2011. The decreased revenue from PHEs and air-cooled heat exchangers was mainly due to decreased demand from the petrochemical and shipbuilding industries as a result of the overall economic slowdown in China in 2012.

Cost of Sales
Cost of sales for the fiscal year 2012 increased by 26.5% year-over-year to US$41.1 million from US$32.5 million in 2011, mainly attributable to increased total labor costs in factory and raw material costs in 2012.

Gross Profit and Gross Margin
Gross profit for 2012 was US$21.7 million, representing a 14.2% decrease from US$25.2 million in 2011, mainly attributable to decreased sales from PHEs and air-cooled heat exchangers.

Gross margin decreased to 34.5% in 2012 compared to 43.7% in 2011, mainly due to an increase in labor costs in factory and raw material costs in 2012.

Operating Expenses
Administrative expenses increased 5.2% year-over-year to US$5.9 million in 2012, compared to US$5.6 million in 2011. The rise was driven primarily by higher allowance for doubtful accounts. The overall increase in administrative expenses was partially offset by a decrease in our office expenses which decreased by $0.60 million to $1.29 million in 2012 compared with $0.69 million in 2011. The decrease was mainly due to a reduction in the office purchase in 2012.

Research and development (R&D) expenses rose by 27.1% to US$2.2 million in 2012 from US$1.8 million in 2011, primarily due to the Company’s increasing emphasis on R&D and expanded investment in the development of new products such as HBLB welded plate heat exchangers and large-scale nuclear class plate heat exchangers in 2012.

Selling expenses totalled US$8.2 million in 2012, representing a decrease of 4.0% over 2011, mainly due to a decrease in salaries of the Company’s sales personnel.

Accordingly, total operating expenses increased by 2.7% to US$16.3 million in 2012 compared to US$15.9 million in 2011.

Income Before Income Taxes
Income before income taxes for the fiscal year 2012 decreased by 57.2% to US$3.9 million from US$9.1 million in 2011. The decrease was mainly attributable to the decreased gross profit and increased total expenses.

Income Tax
Income tax expenses decreased to US$0.7 million in 2012 from US$1.6 million in 2011 as a result of a decrease in taxable income.

Net Income
Net income attributable to common stockholders was US$3.2 million in 2012, a decrease of 60.0% compared to US$7.9 million in 2011.

Basic and fully diluted net income per share was US$0.15 in 2012, compared with US$0.39 in 2011.

Liquidity
As of December 31, 2012, the Company had cash and cash equivalents of US$10.7 million and restricted cash of US$1.8 million. During the year, there was a net cash inflow of US$3.4 million, compared with a net cash outflow of US$11.1 million in 2011.

Net cash provided by operating activities was US$4.2 million for 2012, compared with net cash used in operating activities of US$13.1 million for 2011. The increase in net cash provided by operating activities was mainly because the inventories increased US$18.0 million in 2011 but decreased US$0.9 million in 2012.

Net cash used in investing activities was US$1.4 million for 2012, compared with US$6.2 million for 2011.

Net cash provided by financing activities was US$0.5 million for 2012, compared with US$7.8 million for 2011.

First Quarter Fiscal 2013 Guidance

THT expects to generate net revenues in the range of US$7 million to US$9 million during the first quarter 2013, compared with US$11.4 million in the same period of 2012. This represents the Company’s current and preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel: +86 (434) 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +852 3196 3712
Email: tht@taylor-rafferty.com

Investor Relations (US):
Mahmoud Siddig
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Audited Consolidated Balance Sheets
As of December 31, 2012 and 2011
(Stated in thousands of US Dollars)

	December 31,2012	December 31,2011

Assets
Current assets
Cash and cash equivalents	10,703	7,340
Restricted cash	1,838	1,726
Accounts receivable, net	37,683	33,573
Inventories, net	31,892	32,531
Other current assets	14,049	9,763
Total current assets	96,165	84,933
Long-term accounts receivable	1,237	1,184
Other non-current assets	14,067	13,693
Total assets	111,469	99,810

Liabilities
Current liabilities
Short-term bank loans	18,705	16,183
Other current liabilities	33,080	25,748
Total current liabilities	51,785	41,931
Long-term loan	951	2,828
Total liabilities	52,736	44,759
Total shareholders’ equity	59,311	55,616
Noncontrolling interests	(578)	(565)
Total liabilities and equity	111,469	99,810

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Income
For Fiscal Year Ended December 31, 2012 and 2011
(Stated in thousands of US Dollars, except number of shares and per share data)

	Year ended December 31,
	2012	2011

Sales revenue	62,771	57,741
Cost of sales	(41,119)	(32,501)
Gross profit	21,652	25,240
Operating expenses
Administrative expenses	5,910	5,616
Research and development expenses	2,231	1,755
Selling expenses	8,195	8,532
Total operating expenses	16,336	15,903
Operating income	5,316	9,337
Interest income	28	56
Other income	524	797
Financial costs	(1,814)	(1,121)
Other expense	(175)	-
Income before income taxes	3,879	9,069
Income taxes expenses	(700)	(1,620)
Net income before noncontrolling interests	3,179	7,449
Net (income) loss attributable to noncontrolling interest	(16)	454
Net income attributable to the equity stockholders	3,163	7,903

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	0.15	0.39

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Cash Flows
For Fiscal Year Ended December 31, 2012 and 2011
(Stated in thousands of US Dollars)

	Fiscal Year Ended December 31,
	2012	2011

Net cash provided by (used in) operating activities	4,219	(13,050)
Net cash used in investing activities	(1,409)	(6,239)
Net cash provided by financing activities	475	7,786
Effect of exchange rate changes on cash and cash equivalents	78	405
Net (decrease) / increase in cash and cash equivalents	3,363	(11,098)
Cash and cash equivalents at beginning of the period	7,340	18,438
Cash and cash equivalents at end of the period	10,703	7,340